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                                                                    EXHIBIT 11.1

                         Medirisk, Inc. and Subsidiaries

   Statements of Computation of Net Loss per Share of Common Stock (unaudited)

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
                                                              Year ended December 31,
                                                        ----------------------------------
                                                          1997         1996         1995
                                                        -------      -------       ------
Net loss attributable to common stock ............      $(2,607)     $(7,432)      $ (432)
                                                        =======      =======       ======
Net loss per share of common stock --
  basic and diluted:
    Loss per share before extraordinary item .....      $ (0.46)     $ (4.84)      $(0.30)
    Loss per share -- extraordinary item .........        (0.21)          --           --
                                                        -------      -------       ------

Net loss per share of common stock ...............      $ (0.67)     $ (4.84)      $(0.30)
                                                        =======      =======       ======
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